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                                                                    EXHIBIT 10.9


                            TAX PROTECTION AGREEMENT


                  This AGREEMENT (the "Agreement") by and between Southdown, Inc., a Louisiana corporation (the "Company"), and ____________________ (the "Executive"), dated as of the ____ day of _______________________, 1999 and to
be effective as of the date hereof (as defined herein).

                  In entering into this Agreement, the Company intends that the compensation and benefits payable or provided to or in respect of Executive not be adversely impacted by certain excise taxes imposed under the Internal Revenue Code in connection with any change in control of the Company, the Company has determined to enter into the following Agreement providing for tax protection payments to be made to or in respect of Executive.

                  NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

                  1.       Certain Additional Payments by the Company.

         (1) In the event it shall be determined that any payment or distribution to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
                  Section 1 (a "Payment")) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") from the Company in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of computing the Gross-Up Payment, all amounts paid as Gross-Up Payments shall be presumed to be taxable to Executive at the maximum marginal rates.

         (2) Subject to the provisions of Section 1(c), all determinations required to be made under this Section 1, including whether and when Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP (the "Accounting Firm"); provided, however, that the Accounting Firm shall not determine that no Excise Tax is payable by the Executive unless it delivers to the Executive a written opinion (the "Accounting Opinion") that it is more likely than not that no Excise Tax is so payable or unless the Company provides an opinion to such effect from another "big five" accounting firm reasonably acceptable to the Executive and the Company (the "Alternate Firm"). In the event that the Accounting Firm (or any affiliate thereto) has served, at any time during the two years immediately preceding a change



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                  in control of the Company, as accountant or auditor or
                  consultant for the individual, entity or group that is involved in effecting or has any material interest in the change in control of the Company, the Executive shall appoint another nationally recognized accounting firm to make the determinations and perform the other functions specified in this Section 1 (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne equally by the Company and the Executive. Within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company, the Accounting Firm shall make all determinations required under this Section 1, shall provide to the Company and the Executive a written report setting forth such determinations, together with detailed supporting calculations, and, if the Accounting Firm determines that no Excise Tax is payable, shall deliver the Accounting Opinion to the Executive and the Company. In the event the Accounting Firm is unable to provide the Accounting Opinion within such 15-day period, the Alternate Firm shall have 15 days from the date such Firm is selected to deliver its opinion to Executive and the Company. Any Gross-Up Payment, as determined pursuant to this Section 1, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination, provided that, if the Company requests an opinion from an Alternate Firm, the Gross-Up Payment shall be made five days after the expiration of the period permitted for delivery, if no such opinion is delivered. Subject to the remainder of this Section 1, any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in Section 1(c) that the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

         (3) The Executive shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after the Executive actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of the Executive to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to the Executive under this Section 1 except to the extent that the Company is materially prejudiced in the defense of such claim as a direct result of such failure. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies



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                  the Executive in writing prior to the expiration of such
                  period that it desires to contest such claim, the Executive shall:

                  (1) give the Company any information reasonably requested by the Company relating to such claim;

                  (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

                  (3) cooperate with the Company in good faith in order effectively to contest such claim; and

                  (4) if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 1(c), the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim, and may either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (4) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 1(c) the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 1(c)) promptly pay to the Company the amount of such refund (together with an amount, including any interest paid or credited thereon, after



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                  taxes applicable thereto in order to place Executive in the appropriate after tax position). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
                  Section 1(c) a determination is made that the Executive shall not be entitled to any refund with respect to such claim, and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  2.       Successors.

         (1) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs, executors and other legal representatives.

         (2) This Agreement shall inure to the benefit of and be binding upon the Company and may only be assigned to a successor described in Section 2(c).

         (3) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                  3.       Miscellaneous.

         (1) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws that would require the application of the laws of any other state or jurisdiction.

         (2) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

         (3) This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and heirs, executors and other legal representatives.

         (4) All notices and other communications hereunder shall be in writing and shall be given, if by the Executive to the Company, by telecopy or facsimile transmission at the telecommunications number set forth below and, if by either the Company or the Executive, either by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:



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                  If to the Executive:

                  -----------------------

                  -----------------------

                  -----------------------

                  If to the Company:

                  Southdown, Inc.
                  1200 Smith Street
                  Suite 2400
                  Houston, TX  77002
                  Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         (5) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         (6) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                  IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                            SOUTHDOWN, INC.


                                            By:
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